Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity Capital & Income Fund, of our report dated June 11, 1999 on the financial statements and financial highlights included in the April 30, 1999 Annual Report to Shareholders of Fidelity Capital & Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
June 21, 1999